Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain (713) 917-2020
	Media Contact:	Kate Perez (713) 917-2343
Pride International, Inc. Announces Settlement
of Delaware Class Action Lawsuits Related to the Merger with Ensco
     Houston, May 20, 2011 — Pride International, Inc. (NYSE: PDE) today announced it and the other named defendants in the previously disclosed stockholder class action lawsuits filed in the Delaware Court of Chancery related to the proposed merger with Ensco plc entered into a memorandum of understanding with the plaintiffs to settle the litigation. As part of the memorandum of understanding and subject to the approval of the Ensco board of directors, Pride and Ensco agreed to, among other things, enter into an amendment to the merger agreement.
     The amendment would reduce the fee payable by Pride in connection with certain terminations of the merger agreement to $195 million from $260 million. The amendment also would shorten the “tail period” for certain transactions that could trigger a termination fee from 12 months to nine months after termination. Under the amendment, the $195 million fee would be payable by Pride if the agreement is terminated under specified circumstances, including (1) the decision by the Pride board of directors to accept a superior proposal, (2) an adverse change in the recommendation of the Pride board of directors or (3) a failure to obtain approval by Pride stockholders after public disclosure of an alternative business combination proposal before the stockholder meeting and either the Pride board of directors determines such proposal to be a superior proposal or, within nine months after termination of the merger agreement, Pride enters into a definitive agreement or consummates an alternative business combination proposal.
     The amendment also would eliminate the “force the vote” provision applicable to Pride such that Pride would not be required to submit the adoption of the merger agreement to its stockholders if the Pride board of directors made an adverse recommendation change.
     Pursuant to the memorandum of understanding, Pride has also agreed to make certain additional disclosures related to the proposed merger in an SEC filing.
     The memorandum of understanding also provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of certain claims held by such class. The stipulation of the settlement will be subject to customary conditions, including court approval. There can be no assurance that the parties will ultimately enter into a stipulation of settlement that receives court approval. The memorandum of understanding is also subject to the approval of the Ensco board of directors.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 26 mobile offshore drilling units, consisting primarily of floating rigs (semisubmersibles and drillships) that address deepwater drilling programs around the world. The company has one of the youngest and most technologically advanced deepwater drilling fleets in the offshore industry, with five drillships, including three delivered since 2010, six semisubmersible rigs and two managed deepwater rigs. Two additional deepwater drillships are currently under construction with expected deliveries in 2011 and 2013. The company’s fleet also includes six other semisubmersible rigs and seven jackup rigs. Pride International’s floating rig fleet operates primarily offshore Brazil and West Africa where the company has a long-standing presence.
     Statements regarding the approval of the memorandum of understanding and the amendment to the merger agreement, planned shipyard projects and expected shipyard deliveries, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Additional Information
     In connection with the proposed transaction, Ensco and Pride have filed a definitive joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND PRIDE ARE ADVISED TO CAREFULLY READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus has been sent to security holders of Ensco and Pride seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Ensco and Pride with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties may also obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to either Investor Relations, Ensco plc, 500 N. Akard, Suite 4300, Dallas, Texas 75201, telephone 214-397-3015, or Investor Relations, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400. Copies of the documents filed by Ensco with the SEC are available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Pride with the SEC are available free of charge on Pride’s website at www.prideinternational.com under the tab “Investor Relations”. Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

     Ensco and Pride and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco’s proxy statement relating to its 2011 General Meeting of Shareholders, as filed with the SEC on April 5, 2011, and Pride’s Amendment No. 1 to its Annual Report on Form 10-K/A, as filed with the SEC on April 29, 2011, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the definitive joint proxy statement/prospectus and other relevant documents regarding the transaction filed by Ensco and Pride with the SEC.